Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Outside Director Stock Plan, as Amended and Restated effective December 9, 2015, of Jacobs Engineering Group Inc. of our reports dated November 23, 2015, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended October 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 1, 2016